Exhibit 10.1

LICENSE AGREEMENT

LICENSE AGREEMENT made as of this 18th day of July, 2008 by and between MISTRAL CAPITAL MANAGEMENT, LLC, 1325 Avenue of the Americas, 34th Floor, New York, New York 10017 (“Licensor”) and THE HAIN CELESTIAL GROUP, INC., 58 South Service Road, Melville, New York 11747 (“Licensee”).

BACKGROUND: Licensor is the tenant under that certain Lease dated as of July 10, 2007 (“Lease”) with 650 Fifth Avenue Company, 650 Fifth Avenue, New York, New York 10019 (“Landlord”) covering the entire 31st floor at 650 Fifth Avenue, New York, New York (“Leased Premises”). Licensor has offered to license a portion of the Leased Premises to Licensee for use and occupancy as executive offices, to which Licensee has agreed in accordance with the terms and conditions set forth herein.

NOW THEREFORE, intending to be legally bound, Licensor and Licensee hereby agree:

1. Licensed Premises. Licensor hereby grants Licensee a license to use and occupy a portion of the Leased Premises for Licensee’s use as executive offices. Such licensed premises shall include two (2) offices, two (2) secretarial stations, use of conference rooms; provided that the need to use a conference room is scheduled in advance with Licensor, and appropriate file and storage space commensurate with the size of the aforementioned offices (collectively, the “Licensed Premises”). The exact location and configuration of the Licensed Premises within the Leased Premises shall be determined by Licensor and Licensee.

2. Term of License. The term of this License Agreement hereby granted shall be for a period of one (1) year, commencing on August 1, 2008 (the “License Commencement Date”) and ending one day prior to the annual anniversary of the License Commencement Date (the “Annual License Renewal Date”), and thereafter continuing from year to year until either the earlier of (i) the termination hereof, (ii) the expiration of the Lease, or (iii) July 31, 2011. Notwithstanding the foregoing, Licensor and Licensee shall separately and independently have the right to terminate this License Agreement upon prior written notice delivered to the other no later than ninety (90) days prior to the Annual License Renewal Date.

3. License Fee: During the initial term hereof, Licensee shall pay Licensor an annual license fee (the “License Fee”) of One Hundred Fifteen Thousand Dollars ($115,000.00), which shall be paid in advance in equal quarterly installments of Twenty-Eight Thousand Seven Hundred Fifty Dollars ($28,750.00) each, commencing on the License Commencement Date and quarterly thereafter as invoiced by the Licensor. Unless this License shall be terminated or otherwise negotiated by the parties hereto, the License Fee shall remain the same from year to year.

4. Pre-Occupancy. Licensee has requested that Licensor provide Licensee with access to the Licensed Premises prior to the commencement of the term of this

License Agreement for the purposes planning and designing its use and occupancy of the Licensed Premises. In consideration for such access, Licensee shall pay Licensor an amount equal to Nine Thousand Five Hundred Eighty Three Dollars ($9,583.00) upon execution of this License Agreement.

5. Insurance. During the term of this License Agreement, Licensee shall maintain with reputable insurance companies commercial general liability and property damage insurance with respect to the Licensed Premises, with minimum limits set forth in Article 13 of the Lease and naming each of the Landlord and Licensor as an additional insured.

6. Incorporation of Lease Terms. Annexed hereto as Exhibit 1 is a true and correct copy of the Lease. Except with respect to the financial obligations of the Lease which remain the Licensor’s sole obligation, Licensee agrees to conduct its business in full conformity and compliance with the terms and conditions of the Lease. Repeated violation of the terms and conditions of the Lease shall be grounds for the immediate termination of the License by the Licensor.

7. Signage and Identification. Subject to the prior approval of both the Landlord and Licensor, Licensee shall have the right to identification in the lobby of 650 Fifth Avenue, together with shared signage at the entryway to the Leased Premises.

8. New York Law Governing. This License Agreement has been negotiated in accordance with, and shall be governed by, the laws of the State of New York. All disputes between the parties shall be referred to compulsory binding arbitration by a single arbitrator before either the American Arbitration Association or the Real Estate Board of the City of New York, with the parties to share the costs of such arbitrator.

9. Consent of Landlord. This License Agreement shall not be in full force and effect until such time the Landlord consents, in writing, to the terms of this License Agreement. Without obtaining such consent, this License Agreement shall be null and void.

IN WITNESS WHEROF, Licensor and Licensee have caused this License Agreement to be executed by their duly authorized officer.

LICENSOR:

MISTRAL CAPITAL MANAGEMENT, LLC

By:	/s/ Andrew R. Heyer
Name:	Andrew R. Heyer
Title:	Chief Executive Officer

LICENSEE:

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Ira J. Lamel
Name:	Ira J. Lamel
Title:	Executive Vice President